EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners Reports Third Quarter 2013 Results
Houston, Texas - November 8, 2013 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) reported a net loss of $98.1 million and $196.9 million for the three and nine months ended September 30, 2013, respectively, compared to a net loss of $51.4 million and $106.8 million for the same periods in 2012, respectively.
Significant items for the three months and nine months ended September 30, 2013 were $23.8 million and $34.2 million, respectively, compared to $4.0 million and $38.0 million, respectively, for the comparable 2012 periods. Significant items for the quarter related to development expenses and derivative gains/losses, and for the nine months ended September 30, 2013, significant items also included loss on early extinguishment of debt. Development expenses were primarily for the liquefaction facilities we are developing through Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”) at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the "Liquefaction Project"). Derivative gains/losses were primarily the result of the change in fair value of Sabine Pass Liquefaction's interest rate derivatives to hedge the exposure to volatility in a portion of the floating-rate interest payments under the four credit facilities. Loss on early extinguishment of debt was related to Sabine Pass Liquefaction amending and replacing its $3.6 billion credit facility with four credit facilities aggregating $5.9 billion.
Liquefaction Project Update
We continue to make progress on the Liquefaction Project, which is being developed for up to six natural gas liquefaction trains ("Trains"), each with a design production of approximately 4.5 mtpa. We have received Federal Energy Regulatory Commission ("FERC") and Department of Energy ("DOE") approvals for Trains 1 through 4, and we have filed all required regulatory applications with the FERC and DOE to develop Trains 5 and 6.
The Trains are in various stages of development.

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Construction on Trains 1 and 2 began in August 2012, and as of September 30, 2013, the overall project for Trains 1 and 2 was approximately 45% complete, which is ahead of the contracted schedule. Based on our current construction, we anticipate that Train 1 will produce LNG by late 2015.

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Construction on Trains 3 and 4 began in May 2013, and as of September 30, 2013, the overall project for Trains 3 and 4 was approximately 10% complete. To date, soil stabilization has been completed and pile driving, our next critical path item, is underway. We expect Trains 3 and 4 to become operational in late 2016 and 2017, respectively.

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We continue to make progress with the commercialization and development of Trains 5 and 6. To date, we have completed two LNG sale and purchase agreements (“SPAs”) for approximately 3.75 mtpa, in aggregate, of LNG volumes that commence with the start of Train 5 operations. Annual fixed fee revenues associated with these SPAs are approximately $0.6 billion. Bechtel has begun the front-end engineering design (“FEED”) on Trains 5 and 6, and we have commenced the regulatory approval process. In September 2013, we filed the complete application with the FERC. In February 2013 and in April 2013, we filed Free Trade Agreement ("FTA") and non-FTA export applications for LNG volumes under the SPAs with Total Gas & Power North America, Inc. (“Total”) and Centrica plc (“Centrica”), respectively. In September 2013, we filed FTA and non-FTA export applications for LNG volumes for the un-contracted volumes from Train 5 and for all volumes from Train 6. To date, we have received authorization from the DOE to export LNG volumes to FTA countries under the Total SPA and Centrica SPA. FTA authorization for the remaining volumes from Train 5 and all volumes from Train 6 as well as non-FTA authorizations for both Trains 5 and 6 are pending.

Liquefaction Project Timeline

Target Date
Milestone	Trains 1 & 2	Trains 3 & 4	Trains 5 & 6
DOE export authorization	Received	Received	T5: Received FTA Pending Non-FTA
Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa	T5: Completed T6: 2014
- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS		3.5 mtpa
- GAIL (India) Ltd.		3.5 mtpa
- Total Gas & Power N.A.			2.0 mtpa
- Centrica plc			1.75 mtpa
EPC contract	Completed	Completed	2015
Financing			2015
- Equity	Completed	Completed
- Debt commitments	Received	Received
FERC authorization
- FERC Order	Received	Received	2015
- Certificate to commence construction	Received	Received
Issue Notice to Proceed	Completed	Completed	2015
Commence operations	2015/2016	2016/2017	2018/2019

Q3 2013 Results
For the quarter and nine months ended September 30, 2013, Cheniere Partners reported loss from operations of $23.4 million and $38.1 million, respectively, compared to loss of $8.2 million and income of $23.7 million for the respective comparable periods in 2012. Net operating losses were primarily affected by operating and maintenance expenses and general and administrative expenses. Increases in operating and maintenance expenses of $15.8 million and $41.7 million for the three and nine months ended September 30, 2013, respectively, compared to the comparable 2012 periods resulted primarily from costs incurred to purchase LNG to maintain the cryogenic readiness of the regasification facilities at the Sabine Pass LNG terminal and for the nine months ended September 30, 2013, included increases in variable compensation expenses. Increases in general and administrative expenses of $3.3 million and $52.5 million for the three and nine months ended September 30, 2013, respectively, compared to the comparable 2012 periods were primarily due to increased costs incurred to manage the construction of Trains 1 through 4, which resulted from a management services agreement entered into by Sabine Pass Liquefaction, in which Sabine Pass Liquefaction is required to pay a wholly owned subsidiary of Cheniere Energy, Inc. (“Cheniere Energy”) a monthly fee based upon the capital expenditures incurred in the previous month for the Liquefaction Project. For the three and nine months ended September 30, 2013, the costs incurred to manage the construction of Trains 1 through 4 were $35.2 million and $72.9 million, respectively. These payments are being funded from proceeds received from the Liquefaction Project's equity and debt financings.
2013 Distributions
We estimate that the annualized distribution to common unitholders for fiscal year 2013 will be $1.70 per unit. We will pay a cash distribution per common unit of $0.425 to unitholders of record as of November 1, 2013, and the related general partner distribution on November 14, 2013.

Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass deep water shipping channel less than four miles from the Gulf Coast.  The Sabine Pass LNG terminal has regasification facilities that include existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 billion cubic feet equivalent (Bcfe), two docks that can accommodate vessels with capacity of up to 265,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d.  Cheniere Partners is developing natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the "Liquefaction Project"). Cheniere Partners plans to construct over time up to six natural gas liquefaction trains (“Trains”), which are in various stages of development. Each Train is expected to have a design production capacity of approximately 4.5 mtpa.  Cheniere Partners' wholly owned subsidiary, Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”), has entered into lump sum turnkey contracts for the engineering, procurement and construction of Train 1, Train 2, Train 3 and Train 4 with Bechtel Oil, Gas and Chemicals, Inc. ("Bechtel").  Sabine Pass Liquefaction has commenced construction of Train 1 and Train 2 and the related new facilities needed to treat, liquefy, store and export natural gas. Construction of Train 3 and Train 4 and the related facilities commenced in May 2013. Sabine Pass Liquefaction recently began the development of Train 5 and Train 6 and commenced the regulatory process in February 2013. Sabine Pass Liquefaction has also entered into six third-party LNG sale and purchase agreements ("SPAs"). The customers include BG Gulf Coast LNG, LLC ("BG") for 5.5 mtpa, Gas Natural Aprovisionamientos SDG S.A. ("Gas Natural Fenosa") for 3.5 mtpa, Korea Gas Corporation ("KOGAS") for 3.5 mtpa, GAIL (India) Ltd. ("GAIL") for 3.5 mtpa, Total Gas & Power North America, Inc. ("Total") for 2.0 mtpa and Centrica plc (“Centrica”) for 1.75 mtpa.  In addition, Sabine Pass Liquefaction has entered into an SPA with Cheniere Marketing, LLC ("Cheniere Marketing") for up to 2.0 mtpa of LNG that is produced but not already committed to third parties. The BG and Cheniere Marketing SPAs commence with the start of Train 1 operations and the Gas Natural Fenosa SPA commences with the start of Train 2 operations.  The KOGAS and GAIL SPAs commence with the start of Train 3 and Train 4 operations, respectively, and the Total and Centrica SPAs commence with the start of Train 5 operations. Cheniere Partners has placed documentation pertaining to the Liquefaction Project, including the applications and supporting studies, on its website located at http://www.cheniereenergypartners.com.
For additional information, please refer to the Cheniere Energy Partners, L.P. website at www.cheniereenergypartners.com and Quarterly Report on Form 10-Q for the period ended September 30, 2013, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding our expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues
Revenues	$66,646	$62,429	$199,052	$190,160
Revenues—affiliate	800	3,929	2,140	6,973
Total revenues	67,446	66,358	201,192	197,133

Expenses
Operating and maintenance expense	23,553	6,395	52,751	20,063
Operating and maintenance expense—affiliate	6,314	7,711	23,534	14,486
Depreciation expense	14,491	14,489	43,150	43,135
Development expense	1,355	4,229	8,157	35,369
Development expense—affiliate	133	102	1,195	2,365
General and administrative expense	2,718	4,737	8,521	9,235
General and administrative expense—affiliate	42,239	36,871	101,998	48,745
Total expenses	90,803	74,534	239,306	173,398

Income (loss) from operations	(23,357)	(8,176)	(38,114)	23,735

Other income (expense)
Interest expense, net	(52,528)	(43,626)	(134,806)	(130,554)
Loss on early extinguishment of debt	—	—	(80,510)	—
Derivative gain (loss), net	(22,335)	287	55,706	(288)
Other	111	145	873	289
Total other expense	(74,752)	(43,194)	(158,737)	(130,553)

Net loss	$(98,109)	$(51,370)	$(196,851)	$(106,818)

Basic and diluted net income (loss) per common unit	$(0.20)	$0.04	$(0.01)	$0.36

Weighted average number of common units outstanding used for basic and diluted net income per common unit calculation	57,079	31,997	53,277	31,449

	September 30, 2013	December 31, 2012
Cash and cash equivalents	$339,895	$419,292
Restricted cash and cash equivalents	210,076	92,519
LNG inventory	14,158	2,625
Other current assets (2)	59,090	18,687
Non-current restricted cash and cash equivalents	828,360	272,425
Property, plant and equipment, net	5,642,872	3,219,592
Debt issuance costs, net	340,856	220,949
Non-current derivative assets	64,309	—
Other assets	71,102	19,698
Total assets	$7,570,718	$4,265,787

Current liabilities (2)	$233,878	155,836
Long-term debt, net of discount	5,574,195	2,167,113
Deferred revenue, including affiliate	35,673	36,220
Long-term derivative liability	—	26,424
Other liabilities (2)	1,209	216
Total partners' capital	1,725,763	1,879,978
Total liabilities and partners' capital	$7,570,718	$4,265,787

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the period ended September 30, 2013, filed with the Securities and Exchange Commission.

(2)	Amounts include transactions between Cheniere Energy Partners, L.P. and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:
Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259